Exhibit 2B

preREO LLC

FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

This is an Agreement, entered into effective on June 1, 2021, by and among preREO LLC, a Delaware limited liability company (the “Company”), American Homeowner Preservation 2015A+ LLC, a Delaware limited liability company (“AHP”) and the persons who acquire Investor Shares, which may include AHP and its affiliates (“Investor Members”). AHP and the Investor Members are sometimes referred to in this Agreement as the “Members.”

Background

I.       The Company was formed on August 7, 2019 with the filing of a Certificate of Formation with the Secretary of State of the state of Delaware.

II.       The Company and its members previously entered into a Limited Liability Company Agreement dated September 4, 2019 to govern the ownership and operation of the Company (the “Original Agreement”).

II.       The Members own all of the limited liability company interests of the Company and wish to amend and restate their understandings concerning the ownership and operation of the Company in this Agreement, which they intend to be the “limited liability company agreement” of the Company within the meaning of 6 Del. C. §18-101(7).

NOW, THEREFORE, acknowledging the receipt of adequate consideration and intending to be legally bound, the parties agree as follows:

1.            ARTICLE ONE: CONTINUATION OF LIMITED LIABILITY COMPANY

1.1.            Continuation of Limited Liability Company. The Company has been formed in accordance with and pursuant to the Delaware Limited Liability Company Act (the “Act”) for the purpose set for the below. The rights and obligations of the Members to one another and to third parties shall be governed by the Act except that, in accordance with 6 Del. C. 18-1101(b), conflicts between provisions of the Act and provisions in this Agreement shall be resolved in favor of the provisions in this Agreement except where the provisions of the Act may not be varied by contract as a matter of law.

1.2.            Name. The name of the Company shall be “preREO LLC” and all of its business shall be conducted under that name or such other name(s) as may be designated by the Board.

1.3.            Purpose. The purpose of the Company shall be to (i) provide an online marketplace to buy and sell distressed mortgage loans (the “Mortgage Loans”) and other bank-owned vacant properties (the “REO Properties”); (ii) provide local investors financing to acquire Mortgage Loans and REO Properties; and (iii) serve as a licensed real estate broker for the sale of Mortgage Loans and REO Properties; all as further described in the Offering Circular of the Company originally dated June 16, 2021, as amended and supplemented from time to time (the “Offering Circular”). In addition, the Company shall also engage in any business in which limited liability companies may lawfully engage under the Act. In carrying on its business, the Company may enter into contracts, incur indebtedness, sell, lease, or encumber any or all of its property, engage the services of others, enter into joint ventures, and take any other actions the Board deems advisable.

1.4.            Fiscal Year. The fiscal and taxable year of the Company shall be the calendar year, or such other period as the Board determines.

2.            ARTICLE TWO: CONTRIBUTIONS AND LOANS

2.1.            Initial Contributions. AHP shall not be required to contribute any capital to the Company in its capacity as the owner of Common Shares. Each Investor Member will contribute to the capital of the Company the amount specified in his, her, or its Investment Agreement. The capital contributions of Members are referred to in this Agreement as “Capital Contributions.”

2.2.            Other Required Contributions. No Member shall be obligated to contribute any capital to the Company beyond the Capital Contributions described in section 2.1. Without limitation, no such Member shall, upon dissolution of the Company or otherwise, be required to restore any deficit in such Member’s capital account.

2.3.            Loans.

2.3.1.            In General. The Directors or their affiliates may, but shall not be required to, lend money to the Company in the Board’s sole discretion. No other Member may lend money to the Company without the prior written consent of the Board. Subject to applicable state laws regarding maximum allowable rates of interest, loans made by any Member or Director to the Company (“Member Loans”) shall bear interest at the higher of (i) the prime rate of interest designated in the Wall Street Journal on any date within ten (10) days of the date of the loan, plus four (4) percentage points; or (ii) the minimum rate necessary to avoid “imputed interest” under section 7872 or other applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”). Such loans shall be payable on demand and shall be evidenced by one or more promissory notes.

2.3.2.            Repayment of Loans. After payment of (i) current and past-due debt service on liabilities of the Company other than Member Loans, and (ii) all operating expenses of the Company, the Company shall pay the current and past-due debt service on any outstanding Member Loans before distributing any amount to any Member pursuant to Article Four. Such loans shall be repaid pro rata, paying all past-due interest first, then all past-due principal, then all current interest, and then all current principal.

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2.4.            Other Provisions on Capital Contributions. Except as otherwise provided in this Agreement or by law:

2.4.1.            No Member shall be required to contribute any additional capital to the Company;

2.4.2.            No Member may withdraw any part of his, her, or its capital from the Company;

2.4.3.            No Member shall be required to make any loans to the Company;

2.4.4.            Loans by a Member to the Company shall not be considered a contribution of capital, shall not increase the capital account of the lending Member, and shall not result in the adjustment of the number of Shares owned by a Member, and the repayment of such loans by the Company shall not decrease the capital accounts of the Members making the loans;

2.4.5.            No interest shall be paid on any initial or additional capital contributed to the Company by any Member;

2.4.6.            Under any circumstance requiring a return of all or any portion of a capital contribution, no Member shall have the right to receive property other than cash; and

2.4.7.            No Member shall be liable to any other Member for the return of his, her, or its capital.

2.5.            No Third Party Beneficiaries. Any obligation or right of the Members to contribute capital under the terms of this Agreement does not confer any rights or benefits to or upon any person who is not a party to this Agreement.

3.            ARTICLE THREE: SHARES AND CAPITAL ACCOUNTS

3.1.            Limited Liability Company Interests. The limited liability company interests of the Company shall be denominated by Twenty Million (20,000,000) “Shares,” consisting of One Million (1,000,000) “Common Shares” and Nineteen Million (19,000,000) “Investor Shares.” AHP owns all of the Common Shares.

3.2.            Classes of Investor Shares. The Board may divide the Investor Shares into one or more classes. The number of Shares of each such class of Investor Shares, and the rights and preferences of each such class, shall be as set forth in the resolution or resolutions of the Board creating such class, referencing this section 3.2 (each, an “Authorizing Resolution”). Without limitation, the Board may establish, with respect to each class of Investor Shares, its voting powers, conversion rights or obligations, redemption rights or obligations, preferences as to distributions, and other matters. The Authorizing Resolution providing for issuance of any class of Investor Shares may provide that such class shall be superior or rank equally or be junior to the Investor Shares of any other class except to the extent prohibited by the terms of the Authorizing Resolution establishing another class.

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3.3.            Share Splits and Consolidations. The Board may at any time increase or decrease the authorized and/or outstanding number of Shares of any class or series, including Common Shares, provided that any increase or decrease in the number of Shares outstanding shall be made pro rata with respect to all Members owning the outstanding Shares of such class or series. The Board shall promptly notify all of the Members of any such transaction.

3.4.            Certificates. The Shares of the Company shall not be evidenced by written certificates unless the Board determines otherwise. If the Board determines to issues certificates representing Shares, the certificates shall be subject to such rules and restrictions as the Board may determine.

3.5.            Registry of Shares. The Company shall keep or cause to be kept on behalf of the Company a register of the Members of the Company. The Company may, but shall not be required to, appoint a transfer agent registered with the Securities and Exchange Commission.

3.6.            Capital Accounts. A capital account shall be established and maintained for each Member. Each Member’s capital account shall initially be credited with the amount of his, her, or its Capital Contribution. Thereafter, the capital account of a Member shall be increased by the amount of any additional contributions of the Member and the amount of income or gain allocated to the Member, and decreased by the amount of any distributions to the Member and the amount of loss or deduction allocated to the Member, including expenditures of the Company described in section 705(a)(2)(B) of the Code. Unless otherwise specifically provided herein, the capital accounts of the Members shall be adjusted and maintained in accordance with Code section 704 and the regulations thereunder.

4.            ARTICLE FOUR: DISTRIBUTIONS

4.1.            In General. The Board may, in its sole discretion, make and pay distributions of cash or other assets of the Company to the Members from time to time.

4.2.            Special Rules Governing Distributions. Except as otherwise provided in this Agreement or in an Authorizing Resolution establishing a class of Investor Shares (i) any distributions of the Company not expressly payable to the holders of a class of Investor Shares shall be payable to the holders of the Common Shares, (ii) any distributions made to the holders of any class of Investor Shares as a group shall be divided pro rata among such holders based on their respective ownership of the Shares of such class, and (iii) no Member shall have any right to distributions except as may be authorized by the Board.

4.3.            Distributions to Fund Tax Liability. In the event that the Company recognizes net gain or income for any taxable year, the Company shall, taking into account its financial condition and other commitments, make a good faith effort to distribute to each Member, no later than April 15th of the following year, an amount equal to the net gain or income allocated to such Member, multiplied by the highest marginal tax rate for individuals then in effect under section 1 of the Code plus the highest rate then in effect under applicable state law, if such amount has not already been distributed to such Member pursuant to this section 4.3. If any Member receives a smaller or larger distribution pursuant to this section than he would have received had the same aggregate amount been distributed pursuant to section 4.3, then subsequent distributions shall be adjusted accordingly.

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4.4.            Tax Withholding. To the extent the Company is required to pay over any amount to any federal, state, local or foreign governmental authority with respect to distributions or allocations to any Member, the amount withheld shall be deemed to be a distribution in the amount of the withholding to that Member. If the amount paid over was not withheld from an actual distribution (i) the Company shall be entitled to withhold such amounts from subsequent distributions, and (ii) if no such subsequent distributions are anticipated for six (6) months, the Member shall, at the request of the Company, promptly reimburse the Company for the amount paid over.

4.5.            Manner of Distribution. All distributions to the Members will be made as Automated Clearing House (ACH) deposits into an account designated by each Member. If a Member does not authorize the Company to make such ACH distributions into a designated Member account, distributions to such Member will be made by check and mailed to such Member after deduction by the Company from each check of a Fifty Dollar ($50) processing fee.

4.6.            Other Rules Governing Distributions. No distribution prohibited by 6 Del. C. §18-607 or not specifically authorized under this Agreement shall be made by the Company to any Member in his or its capacity as a Member. A Member who receives a distribution prohibited by 6 Del. C. §18-607 shall be liable as provided therein.

5.            ARTICLE FIVE: MANAGEMENT

5.1.            Management by Board of Directors.

5.1.1.            In General. The business and affairs of the Company shall be directed, managed, and controlled by managers, who shall be referred to individually as “Directors” and collectively as the “Board of Directors” or “Board.” Directors may, but need not be, a Member. Except for situations in which the approval of the Members is expressly required by agreement or by provisions of the Delaware Limited Liability Company Act (the “Act”) that may not be waived, the Board shall have full and complete authority, power, and discretion to manage and control the business, affairs, and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incidental to the management of the Company’s business.

5.1.2.            Size of Board; Voting. Initially the Board will consist of three (3) Directors. The size of the Board of Directors may be increased at the sole discretion of the then-current Board. Each Director shall be entitled to one (1) vote, except that Jorge P. Newbery shall have that number of votes equal to the total number of Directors. All matters coming before the Board shall be decided by a simple majority vote.

5.1.3.            Appointment of Directors; Removal; Term. The Director(s) shall be appointed annually by Jorge P. Newbery, who may also remove any Director with or without cause. Once appointed, each Director shall serve until removed in accordance with the preceding sentence or until his successor is duly appointed. Vacancies in the Board shall be filled by the remaining Director(s) until the next meeting of the Members.

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5.1.4.            Powers of the Board. The Board shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters, to execute any contracts or other instruments on behalf of the Company, and to perform any and all other acts or activities customary or incidental to the management of the Company’s business.

5.1.5.            Examples of the Board’s Authority. Without limiting the grant of authority set forth in section 5.1.2, the Board shall have the power to (i) create classes of Investor Shares with such terms and conditions as the Board may determine in its sole discretion; (ii) issue Shares to any person for such consideration as the Board may determine in its sole discretion, and admit such persons to the Company as Investor Members; (iii) engage the services of third parties to perform services on behalf of the Company; (iv) enter into one or more joint ventures; (v) purchase, lease, sell, or otherwise dispose of real estate and other assets, in the ordinary course of business or otherwise; (vi) enter into leases and any other contracts of any kind; (vii) incur indebtedness on behalf of the Company, whether to banks or other lenders; (viii) determine the amount of the Company’s Available Cash and the timing and amount of distributions to Members; (ix) determine the information to be provided to the Members; (x) grant mortgages, liens, and other encumbrances on the Company’s assets; (xi) make all elections under the Code and the provisions of State and local tax laws; (xiii) file a petition in bankruptcy; (xiv) discontinue the business of the Company; and (xv) dissolve the Company.

5.1.6.            Time Commitment. Each Director shall devote such time to the Company’s business and affairs as he or she shall determine in his or her sole discretion.

5.1.7.            Resignation. Any Director may resign at any time by giving written notice to the Company. The resignation of any Director shall take effect upon receipt of notice thereof or such later time as shall be specified in such notice, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a Director who is also a Member shall not affect such person’s rights as a Member and shall not constitute a withdrawal of such person as a Member. In the event that a Director who is also a Member withdraws from the Company, he shall be treated as having resigned as a Director on the date of such withdrawal.

5.1.8.            Delegation to Committees. The Board may, from time to time, delegate to one or more Directors such authority and duties as the Board shall determine. Any such delegation shall be (i) in writing, and (ii) revocable at the will of the Board at any time.

5.1.9.            Death of Disability. A Director shall be deemed to have resigned upon the death or disability of such Director.

5.1.10.        Time and Place of Meeting. Meetings of the Board shall be held no less than annually at such time or times as may be designated by the Board. In addition, special meetings of the Board may be called at any time for any purpose by any Director. Meetings of the Board shall be held at the principal offices of the Company unless otherwise agreed to by the Directors.

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5.1.11.        Call of Meetings. Any such meeting of the Board shall be held upon two (2) days’ notice if given orally, either by telephone or in person, or by email, or by five (5) days’ notice if given by depositing the notice in the United States mail, postage prepaid. Such notice shall specify the time and place of the meeting. Any such notice may be waived by a writing signed by the person or persons entitled to such notice either before or after the action with respect to which notice is waived. Any person attending a meeting without protesting, prior to its conclusion, a lack of proper notice shall be deemed to have waived notice of such meeting.

5.1.12.        Meetings by Conference Telephone, Etc. Any or all Directors may participate in a meeting by means of conference telephone or any means of communication by which all persons participating in the meeting are able to hear each other.

5.1.13.        Action without a Meeting. The Board may act without a meeting, without prior notice, and without a vote if, prior or subsequent to such action, all Directors shall consent in writing to such action.

5.2.       Restrictions on Members. Except as expressly provided otherwise in this Agreement, Members who are not also Directors shall not be entitled to participate in the management or control of the Company, nor shall any such Member hold himself out as having such authority. Unless authorized to do so by the Board, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No Member shall have any power or authority to bind the Company unless the Member has been authorized by the Manager in writing to act as an agent of the Company in accordance with the previous sentence.

5.3.            Officers. The Board may, from time to time, designate one or more persons to serve as officers of the Company, with such titles, responsibilities, compensation, and terms of office as the Directors may designate in writing. Any officer may be removed by the Board with or without cause, provided that such removal shall be without prejudice to the contract rights, if any, of the officer so removed. The appointment of an officer shall not in itself create contract rights.

5.4.        Authorizing Resolutions. Notwithstanding the foregoing provisions of this section 5.1, an Authorizing Resolution may limit the authority of the Board and/or confer voting rights on Investor Members.

5.4.1.            Reliance by Third Parties. Anyone dealing with the Company shall be entitled to assume that the Board and any officer authorized by the Board to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any contracts on behalf of the Company, and shall be entitled to deal with the Board or any officer as if it were the Company’s sole party in interest, both legally and beneficially. No Member shall assert, vis-à-vis a third party, that such third party should not have relied on the apparent authority of the Board or any officer authorized by the Board to act on behalf of and in the name of the Company, nor shall anyone dealing with the Board or any of its officers or representatives be obligated to investigate the authority of such person in a given instance.

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5.5.            Standard of Care. The Board shall conduct the Company’s business using its business judgment.

5.6.            Time Commitment. The Board shall devote such time to the business and affairs of the Company as the Board may determine in its sole and absolute discretion.

5.7.            Reimbursement of Formation Expenses. The Company shall reimburse the Board and its affiliates, without interest, for the actual out-of-pocket expenses it incurs in connection with the formation of the Company, the offering of Investor Shares, and the admission of investors in the Company, including, without limitation, travel, legal, accounting, filing, advertising, and all other expenses incurred in connection with the offer and sale of interests in the Company.

5.8.            Compensation of Board and its Affiliates. The Board and its affiliates shall be entitled to the compensation described in the Offering Circular.

6.            ARTICLE SIX: OTHER BUSINESSES; INDEMNIFICATION; CONFIDENTIALITY

6.1.            Other Businesses. Each Member and Director may engage in any business whatsoever, including a business that is competitive with the business of the Company, and the other Members shall have no interest in such businesses and no claims on account of such businesses, whether such claims arise under the doctrine of “corporate opportunity,” an alleged fiduciary obligation owed to the Company or its members, or otherwise. Without limiting the preceding sentence, the Members acknowledge that the Board and/or its affiliates intend to sponsor, manage, invest in, and otherwise be associated with other entities and business investing in the same asset classe(es) as the Company, some of which could be competitive with the Company. No Member shall have any claim against the Board, any Director, or its or their affiliates on account of such other entities or businesses.

6.2.            Exculpation and Indemnification

6.2.1.            Exculpation.

(a)         Covered Persons. As used in this section 6.2, the term “Covered Person” means (i) the Board and its affiliates, (ii) the members, managers, officers, employees, and agents of the Board and their affiliates, and (iii) the officers, employees, and agents of the Company, including a Representative, each acting within the scope of his, her, or its authority.

(b)         Standard of Care. No Covered Person shall be liable to the Company for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person, including actions taken or omitted to be taken in the good-faith business judgment of such Covered Person, so long as such action or omission does not constitute fraud or willful misconduct by such Covered Person.

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(c)         Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements (including financial statements and information) of the following persons: (i) another Covered Person; (ii) any attorney, independent accountant, appraiser, or other expert or professional employed or engaged by or on behalf of the Company; or (iii) any other person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Covered Person reasonably believes to be within such other person’s professional or expert competence. The preceding sentence shall in no way limit any person's right to rely on information to the extent provided in the Act.

6.2.2.            Liabilities and Duties of Covered Persons.

(a)         Limitation of Liability. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each Member and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(b)         Duties. Whenever a Covered Person is permitted or required to make a decision, the Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other applicable law.

6.2.3.            Indemnification.

(a)         Indemnification. To the fullest extent permitted by the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of any act or omission or alleged act or omission performed or omitted to be performed by such Covered Person on behalf of the Company in connection with the business of the Company; provided, that (i) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (ii) such Covered Person's conduct did not constitute fraud or willful misconduct, in either case as determined by a final, nonappealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person's conduct constituted fraud or willful misconduct.

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(b)         Reimbursement. The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this section 6.2.3; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this section 6.2.3, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

(c)         Entitlement to Indemnity. The indemnification provided by this section 6.2.3 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this section 6.2.3 shall continue to afford protection to each Covered Person regardless whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this section 6.2.3 and shall inure to the benefit of the executors, administrators, and legal representative of such Covered Person.

(d)         Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Board may determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

(e)         Funding of Indemnification Obligation. Any indemnification by the Company pursuant to this section 6.2.3 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof or shall be required to make additional capital contributions to help satisfy such indemnification obligation.

(f)          Savings Clause. If this section 6.2.3 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this section 6.2.3 to the fullest extent permitted by any applicable portion of this section 6.3 that shall not have been invalidated and to the fullest extent permitted by applicable law.

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6.2.4.      Amendment. The provisions of this section 6.2 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this section is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this section that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

6.2.5.      Survival. The provisions of this section 6.2 shall survive the dissolution, liquidation, winding up, and termination of the Company.

6.3.            Confidentiality. For as long as he, she, or it owns an interest in the Company and at all times thereafter, no Investor Member shall divulge to any person or entity, or use for his or its own benefit or the benefit of any person, any information of the Company of a confidential or proprietary nature, including, but not limited to (i) financial information; (ii) designs, drawings, plans, and specifications; (iii) the business methods, systems, or practices used by the Company; and (iii) the identity of the Company’s Members, customers, or suppliers. The foregoing shall not apply to information that is in the public domain or that an Investor Member is required to disclose by legal process.

7.            ARTICLE SEVEN: BANK ACCOUNTS; BOOKS OF ACCOUNT

7.1.            Bank Accounts. Funds of the Company may be deposited in accounts at banks or other institutions selected by the Board. Withdrawals from any such account or accounts shall be made in the Company’s name upon the signature of such persons as the Board may designate. Funds in any such account shall not be commingled with the funds of any Member.

7.2.            Books and Records of Account. The Company shall keep at its principal offices books and records of account of the Company which shall reflect a full and accurate record of each transaction of the Company.

7.3.            Annual Financial Statements and Reports. Within a reasonable period after the close of each fiscal year, the Company shall furnish to each Member with respect to such fiscal year (i) a statement showing in reasonable detail the computation of the amount distributed under section 4.1, and the manner in which it was distributed, (ii) a balance sheet of the Company, (iii) a statement of income and expenses, and (iv) such additional information as may be required by law. The financial statements of the Company need not be audited by an independent certified public accounting firm unless the Board so elects or the law so requires.

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7.4.            Right of Inspection.

7.4.1.            In General. If a Member wishes additional information or to inspect the books and records of the Company for a bona fide purpose, the following procedure shall be followed: (i) such Member shall notify the Board, setting forth in reasonable detail the information requested and the reason for the request; (ii) within sixty (60) days after such a request, the Board shall respond to the request by either providing the information requested or scheduling a date (not more than 90 days after the initial request) for the Member to inspect the Company’s records; (iii) any inspection of the Company’s records shall be at the sole cost and expense of the requesting Member; and (iv) the requesting Member shall reimburse the Company for any reasonable costs incurred by the Company in responding to the Member’s request and making information available to the Member.

7.4.2.            Bona Fide Purpose. The Board shall not be required to respond to a request for information or to inspect the books and records of the Company if the Board believes such request is made to harass the Company or the Board, to seek confidential information about the Company, or for any other purpose other than a bona fide purpose.

7.4.3.            Representative. An inspection of the Company’s books and records may be conducted by an authorized representative of a Member, provided such authorized representative is an attorney or a licensed certified public accountant and is reasonably satisfactory to the Board.

7.4.4.            Restrictions. The following restrictions shall apply to any request for information or to inspect the books and records of the Company:

(a)         No Member shall have a right to a list of the Investor Members or any information regarding the Investor Members.

(b)         Before providing additional information or allowing a Member to inspect the Company’s records, the Board may require such Member to execute a confidentiality agreement satisfactory to the Board.

(c)         No Member shall have the right to any trade secrets of the Company or any other information the Board deems highly sensitive and confidential.

(d)         No Member may review the books and records of the Company more than once during any twelve (12) month period.

(e)         Any review of the Company’s books and records shall be scheduled in a manner to minimize disruption to the Company’s business.

(f)          A representative of the Company may be present at any inspection of the Company’s books and records.

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(g)         If more than one Member has asked to review the Company’s books and records, the Board may require the requesting Members to consolidate their request and appoint a single representative to conduct such review on behalf of all requested Members.

(h)         The Board may impose additional reasonable restrictions for the purpose of protecting the Company and the Members.

8.            ARTICLE EIGHT: TRANSFERS OF SHARES

8.1.1.            In General. Except as provided in section 8.1.2, section 8.1.3 or the terms of an Authorizing Resolution, Investor Shares may not generally be transferred without the consent of the Board. Any attempted sale, transfer, or encumbrance not permitted by this Article 8 shall be null and void and of no force or effect.

8.1.2.            First Right of Refusal.

(a)         In General. In the event an Investor Member (the “Selling Member”) receives an offer from a third party to acquire all or a portion of his, her, or its Investor Shares (the “Transfer Shares”), then he, she, or it shall notify the Board, specifying the Investor Shares to be purchased, the purchase price, the approximate closing date, the form of consideration, and such other terms and conditions of the proposed transaction that have been agreed with the proposed purchaser (the “Sales Notice”). Within thirty (30) days after receipt of the Sales Notice the Board shall notify the Selling Member whether the Company (or a person designated by the Board) elects to purchase the entire Transfer Shares on the terms set forth in the Sales Notice.

(b)         Special Rules. The following rules shall apply for purposes of this section:

(1)               If the Board elects not to purchase the Transfer Shares or fails to respond to the Sales Notice within the thirty (30) day period described above, the Selling Member may proceed with the sale to the proposed purchaser, subject to section 8.1.2.

(2)               If the Board elects to purchase the Transfer Shares, it shall do so within thirty (30) days.

(3)               If the Board elects not to purchase the Transfer Shares, or fails to respond to the Sales Notice within the thirty (30) day period described above, and the Selling Member and the purchaser subsequently agree to a reduction of the purchase price, a change in the consideration from cash or readily tradeable securities to deferred payment obligations or nontradeable securities, or any other material change to the terms set forth in the Sales Notice, such agreement between the Selling Member and the purchaser shall be treated as a new offer and shall again be subject to this section.

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(4)               If the Board elects to purchase the Transfer Shares in accordance with this section, such election shall have the same binding effect as the then-current agreement between the Selling Member and the proposed purchaser. Thus, for example, if the Selling Member and the purchaser have entered into a non-binding letter of intent but have not entered into a binding definitive agreement, the election of the Board shall have the effect of a non-binding letter of intent with the Selling Member. Conversely, if the Selling Member and the purchaser have entered into a binding definitive agreement, the election of the Board shall have the effect of a binding definitive agreement. If the Selling Member and the Board are deemed by this subsection to have entered into only a non-binding letter of intent, neither shall be bound to consummate a transaction if they are unable to agree to the terms of a binding agreement.

8.1.3.            Conditions of Transfer. A transfer of Investor Shares shall be effective only if:

(a)         The transferor has notified the Board of the proposed transfer at least thirty (30) business days in advance, describing the terms and conditions of the proposed transfer and any other information reasonably requested by the Board;

(b)         The transferee has executed a copy of this Agreement, agreeing to be bound by all of its terms and conditions;

(c)         A fully executed and acknowledged written transfer agreement between the Transferor and the transferee has been filed with the Company;

(d)         All costs and expenses incurred by the Company in connection with the transfer are paid by the transferor to the Company, without regard to whether the proposed transfer is consummated; and

(e)         The Board determines, and such determination is confirmed by an opinion of counsel satisfactory to the Board stating, that (i) the transfer does not violate the Securities Act of 1933 or any applicable state securities laws, (ii) the transfer will not require the Company or the Board to register as an investment company under the Investment Company Act of 1940, (iii) the transfer will not require the Board or any affiliate that is not registered under the Investment Advisers Act of 1940 to register as an investment adviser, (iv) the transfer would not pose a material risk that (A) all or any portion of the assets of the Company would constitute “plan assets” under ERISA, (B) the Company would be subject to the provisions of ERISA, section 4975 of the Code or any applicable similar law, or (C) the Company would become a fiduciary pursuant to ERISA or the applicable provisions of any similar law or otherwise, and (v) the transfer will not violate the applicable laws of any state or the applicable rules and regulations of any governmental authority; provided, that the delivery of such opinion may be waived, in whole or in part, at the sole discretion of the Board.

8.1.4.            Admission of Transferee. Any permitted transferee of Shares shall be admitted to the Company as a Member on the date agreed by the transferor, the transferee, and the Board.

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8.1.5.            Exempt Transfers. The following transactions shall be exempt from the provisions of section 8.1:

(a)         A transfer to or for the benefit of any spouse, child or grandchild of an Investor Member, or to a trust for their exclusive benefit;

(b)         Any transfer pursuant to an effective registration statement filed by the Company under the Securities Act of 1933, as amended; and

(c)         The sale of all or substantially all of the interests of the Company (including pursuant to a merger or consolidation);

provided, however, that in the case of a transfer pursuant to section 8.1.5(a), (i) the transferred Shares shall remain subject to this Agreement, (ii) the transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement, and (iii) the transferred Shares shall not thereafter be transferred further in reliance on section 8.1.5(a).

8.1.6.            Application to Certain Entities. In the case of an Investor Member that is a Special Purpose Entity, the restrictions set forth in section 8.1 shall apply to indirect transfers of interests in the Company by transfers of interests in such entity (whether by transfer of an existing interest or the issuance of new interests), as well as to direct transfers. A “Special Purpose Entity” means (i) an entity formed or availed of principally for the purpose of acquiring or holding an interest in the Company, and (ii) any entity if the purchase price of its interest in the Company represents at least seventy percent (70%) of its capital.

8.1.7.            Other Transfers Void. Transfers in contravention of this section shall be null, void and of no force or effect whatsoever, and the Members agree that any such transfer may and should be enjoined.

8.2.            Death, Insolvency, Etc. Neither the death, disability, bankruptcy, or insolvency of a Member, nor the occurrence of any other voluntary or involuntary event with respect to a Member, shall give the Company or any Member the right to purchase such Member’s Shares, nor give the Member (or his, her, or its heirs, assigns, or representatives) the right to sell such Shares to the Company or any other Member. Instead, such Member or his, her, or its heirs, assigns, or legal representatives shall remain a Member subject to the terms and conditions of this Agreement.

8.3.            Incorporation. If the Board determines that the business of the Company should be conducted in a corporation rather than in a limited liability company, whether for tax or other reasons, each Member shall cooperate in transferring the business to a newly-formed corporation and shall execute such agreements as the Board may reasonably determine are necessary or appropriate, consistent with the terms of this Agreement. In such event each Member shall receive stock in the newly formed corporation equivalent to his or its Shares.

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8.4.            Drag-Along Right. In the event the Board approves a sale or other disposition of all of the interests in the Company, then, upon notice of the sale or other disposition, each Member shall execute such documents or instruments as may be requested by the Board to effectuate such sale or other disposition and shall otherwise cooperate with the Board. The following rules shall apply to any such sale or other disposition: (i) each Investor Member shall represent that he, she, or it owns his or its Shares free and clear of all liens and other encumbrances, that he, she, or it has the power to enter into the transaction, and whether he, she, or it is a U.S. person, but shall not be required to make any other representations or warranties; (ii) each Investor Member shall grant to the Company a power of attorney to act on behalf of such Investor Member in connection with such sale or other disposition; and (iii) each Investor Member shall receive, as consideration for such sale or other disposition, the same amount he, she, or it would have received had all or substantially all of the assets of the Company been sold and the net proceeds distributed in liquidation of the Company.

8.5.            Waiver of Appraisal Rights. Each Member hereby waives any contractual appraisal rights such Member may otherwise have pursuant to 6 Del. C. §18-210 or otherwise, as well as any “dissenter’s rights.”

8.6.            Mandatory Redemptions.

8.6.1.            Based on ERISA Considerations. The Board may, at any time, cause the Company to purchase all or any portion of the Investor Shares owned by a Member whose assets are governed by Title I of the Employee Retirement Income Security Act of 1974, Code section 4975, or any similar Federal, State, or local law, if the Board determines that all or any portion of the assets of the Company would, in the absence of such purchase, more likely than not be treated as “plan assets” or otherwise become subject to such laws.

8.6.2.            Based on Other Bona Fide Business Reasons. The Board may, at any time, cause the Company to purchase all of the Investor Shares owned by a Member if the Board determines that (i) such Member made a material misrepresentation to the Company; (ii) legal or regulatory proceedings are commenced or threatened against the Company or any of its members arising from or relating to the Member’s interest in the Company; (iii) the Board believes that such Member’s ownership has caused or will cause the Company to violate any law or regulation; (iv) such Member has violated any of his, her, or its obligations to the Company or to the other Members; or (ii) such Member is engaged in, or has engaged in conduct (including but not limited to criminal conduct) that (A) brings the Company, or threatens to bring the Company, into disrepute, or (B) is adverse and fundamentally unfair to the interests of the Company or the other Members.

(a)         Purchase Price and Payment. Unless otherwise agreed in writing between the selling Investor Member and the Company, the price of Investor Shares purchased and sold pursuant to this section 8.6 shall be ninety percent (90%) of the unreturned investment of the Investor Member, meaning the amount of such Investor Member’s Capital Contribution less any distributions received by such Investor Member in the nature of a return of capital. The purchase price shall be paid by wire transfer or other immediately available funds at closing, which shall be held within sixty (60) days following written notice from the Board.

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8.7.            Withdrawal. An Investor Member may withdraw from the Company by giving at least ninety (90) days’ notice to the Board. The withdrawing Investor Member shall be entitled to no distributions or payments from Company on account of his, her, or its withdrawal, nor shall he, she, or it be indemnified against liabilities of Company. For purposes of this section, an Investor Member who transfers Investor Shares pursuant to (i) a transfer permitted under section 8.1, or (ii) an involuntary transfer by operation of law, shall not be treated as thereby withdrawing from Company.

9.            ARTICLE NINE: DISSOLUTION AND LIQUIDATION

9.1.            Dissolution. The Company shall be dissolved upon the first to occur of (i) the determination of the Board to dissolve, or (ii) the date six (6) months following the sale of all or substantially all of the assets of the Company. The Members hereby waive the right to seek a judicial decree of dissolution pursuant to 6 Del. C. §18-802.

9.2.            Liquidation.

9.2.1.            Generally. If the Company is dissolved, the Company’s assets shall be liquidated and no further business shall be conducted by the Company except for such action as shall be necessary to wind-up its affairs and distribute its assets to the Members pursuant to the provisions of this Article Nine. Upon such dissolution, the Board shall have full authority to wind-up the affairs of the Company and to make final distribution as provided herein.

9.2.2.            Distribution of Assets. After liquidation of the Company, the assets of the Company shall be distributed as set forth in Article Two.

9.2.3.            Distributions in Kind. The assets of the Company shall be liquidated as promptly as possible so as to permit distributions in cash, but such liquidation shall be made in an orderly manner so as to avoid undue losses attendant upon liquidation. In the event that in the Board’s opinion complete liquidation of the assets of the Company within a reasonable period of time proves impractical, assets of the Company other than cash may be distributed to the Members in kind but only after all cash and cash-equivalents have first been distributed and after the Pre-Distribution Adjustment.

9.2.4.            Statement of Account. Each Member shall be furnished with a statement prepared by the Company’s accountants, which shall set forth the assets and liabilities of the Company as of the date of complete liquidation, and the capital account of each Member immediately prior to any distribution in liquidation.

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10.        ARTICLE TEN: POWER OF ATTORNEY

10.1.        In General. The Board shall at all times during the term of the Company have a special and limited power of attorney as the attorney-in-fact for each Investor Member, with power and authority to act in the name and on behalf of each such Investor Member, to execute, acknowledge, and swear to in the execution, acknowledgement and filing of documents which are not inconsistent with the provisions of this Agreement and which may include, by way of illustration but not by limitation, the following:

10.1.1.        This Agreement and any amendment of this Agreement authorized under section 11.1;

10.1.2.        Any other instrument or document that may be required to be filed by the Company under the laws of any state or by any governmental agency or which the Board shall deem it advisable to file;

10.1.3.        Any instrument or document that may be required to effect the continuation of the Company, the admission of new Members, or the dissolution and termination of the Company; and

10.1.4.        Any and all other instruments as the Board may deem necessary or desirable to effect the purposes of this Agreement and carry out fully its provisions.

10.2.        Terms of Power of Attorney. The special and limited power of attorney of the Board (i) is a special power of attorney coupled with the interest of the Board in the Company, and its assets, is irrevocable, shall survive the death, incapacity, termination or dissolution of the granting Investor Member, and is limited to those matters herein set forth; (ii) may be exercised by the Board by and through one or more of the officers of the Board for each of the Investor Members by the signature of a member of the Board acting as attorney-in-fact for all of the Investor Members, together with a list of all Investor Members executing such instrument by their attorney-in-fact or by such other method as may be required or requested in connection with the recording or filing of any instrument or other document so executed; and (iii) shall survive an assignment by an Investor Member of all or any portion of his, her or its Investor Shares except that, where the assignee of the Investor Shares owned by the Investor Member has been approved by the Board for admission to the Company, the special power of attorney shall survive such assignment for the sole purpose of enabling the Board to execute, acknowledge and file any instrument or document necessary to effect such substitution.

10.3.        Notice to Investor Members. The Board shall promptly furnish to each Investor Member a copy of any amendment to this Agreement executed by the Board pursuant to a power of attorney from such Investor Member.

11.        ARTICLE ELEVEN: AMENDMENTS

11.1.        Amendments Not Requiring Consent. The Board may amend this Agreement without the consent of any Member to effect:

11.1.1.        The correction of typographical errors;

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11.1.2.        A change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company;

11.1.3.        The admission, substitution, withdrawal, or removal of Members in accordance with this Agreement;

11.1.4.        An amendment that cures ambiguities or inconsistencies in this Agreement;

11.1.5.        An amendment that adds to its own obligations or responsibilities;

11.1.6.        A change in the fiscal year or taxable year of the Company and any other changes that the Board determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Company;

11.1.7.        A change the Board determines to be necessary or appropriate to prevent the Company from being treated as an “investment company” within the meaning of the Investment Company Act of 1940;

11.1.8.        A change to facilitate the trading of Shares, including changes required by law or by the rules of a securities exchange;

11.1.9.        A change the Board determines to be necessary or appropriate to satisfy any requirements or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any Federal or State statute, including but not limited to “no-action letters” issued by the Securities and Exchange Commission;

11.1.10.    A change that the Board determines to be necessary or appropriate to prevent the Company from being subject to the Employee Retirement Income Security Act of 1974;

11.1.11.    A change the Board determines to be necessary or appropriate to reflect an investment by the Company in any corporation, partnership, joint venture, limited liability company or other entity;

11.1.12.    An amendment that conforms to the Offering Circular;

11.1.13.    Any amendments expressly permitted in this Agreement to be made by the Board acting alone; or

11.1.14.    Any other amendment that does not have, and could not reasonably be expected to have, a material adverse effect on the Investor Members.

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11.2.        Amendments Requiring Majority Consent. Any amendment that has, or could reasonably be expected to have, an adverse effect on the Investor Members, other than amendments described in section 11.3, shall require the consent of the Board and Investor Members holding a majority of the Investor Shares or, if an amendment affects only one class of Investor Shares, then the Investor Members holding a majority of the Investor Shares of that Series.

11.3.        Amendments Requiring Unanimous Consent. The following amendments shall require the consent of the Board and each affected Member:

11.3.1.        An amendment deleting or modifying any of the amendments already listed in this section 11.3;

11.3.2.        An amendment that would require any Investor Member to make additional Capital Contributions; and

11.3.3.        An amendment that would impose personal liability on any Investor Member.

11.4.        Procedure for Obtaining Consent. If the Board proposes to make an amendment to this Agreement that requires the consent of Investor Members, the Board shall notify each affected Investor Member (who may be all Investor Members, or only Investor Members holding a given class of Investor Shares) in writing, specifying the proposed amendment and the reason(s) why the Board believes the amendment is in the best interest of the Company. At the written request of Investor Members holding at least Twenty Percent (20%) of the Investor Shares entitled to vote on the amendment, the Board shall hold an in-person or electronic meeting (e.g., a webinar) to explain and discuss the amendment. Voting may be through paper or electronic ballots. If the Board proposes an amendment that is not approved by the Investor Members within ninety (90) days from proposal, the Board shall not again propose that amendment for at least six (6) months.

12.        ARTICLE TWELVE: MISCELLANEOUS

12.1.        Notices. Any notice or document required or permitted to be given under this Agreement may be given by a party or by its legal counsel and shall be deemed to be given by electronic mail with transmission acknowledgment, to the principal business address of the Company, if to the Company or the Board, to the email address of an Investor Member provided by such Investor Member, or such other address or addresses as the parties may designate from time to time by notice satisfactory under this section.

12.2.        Electronic Delivery. Each Member hereby agrees that all communications with the Company, including all tax forms, shall be via electronic delivery.

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12.3.        Governing Law.

12.3.1.        In General. This Agreement shall be governed by the internal laws of Delaware without giving effect to the principles of conflicts of laws. Each Member hereby (i) consents to the personal jurisdiction of the Delaware courts or the Federal courts located in or most geographically convenient to Wilmington, Delaware, (ii) agrees that all disputes arising from this Agreement shall be prosecuted in such courts, except as provided in section 5.6.2, (iii) agrees that any such court shall have in personam jurisdiction over such Member, (iv) consents to service of process by notice sent by regular mail to the address on file with the Company and/or by any means authorized by Delaware law, and (v) if such Member is not otherwise subject to service of process in Delaware, agrees to appoint and maintain an agent in Delaware to accept service, and to notify the Company of the name and address of such agent.

12.3.2.        Exception. The exclusive forum selection provisions in section 12.3.1 shall not apply to the extent prohibited by the Securities Act of 1933 or the Securities Exchange Act of 1934.

12.4.        Waiver of Jury Trial. EACH MEMBER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH MEMBER IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. However, the foregoing waiver of trial by jury does not apply to claims arising under the Federal securities laws.

12.5.        Signatures. This Agreement may be signed (i) in counterparts, each of which shall be deemed to be a fully executed original; and (ii) electronically, e.g., via DocuSign. An original signature transmitted by facsimile or email shall be deemed to be original for purposes of this Agreement.

12.6.        No Third-Party Beneficiaries. Except as otherwise specifically provided in this Agreement, this Agreement is made for the sole benefit of the parties. No other persons shall have any rights or remedies by reason of this Agreement against any of the parties or shall be considered to be third party beneficiaries of this Agreement in any way.

12.7.        Binding Effect. This Agreement shall inure to the benefit of the respective heirs, legal representatives and permitted assigns of each party, and shall be binding upon the heirs, legal representatives, successors and assigns of each party.

12.8.        Titles and Captions. All article, section and paragraph titles and captions contained in this Agreement are for convenience only and are not deemed a part of the context hereof.

12.9.        Pronouns and Plurals. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

12.10.    Execution by Investor Members. It is anticipated that this Agreement will be executed by Investor Members through the execution of a separate Investment Agreement.

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12.11.    Legal Representation. The Company has been represented by Lex Nova Law LLC in connection with the preparation of this Agreement. Each Investor Member (i) represents that such Member has not been represented by Lex Nova Law LLC in connection with the preparation of this Agreement, (ii) agrees that Lex Nova Law LLC may represent the Company in the event of a dispute involving such Investor Member, and (iii) acknowledges that such Investor Member has been advised to seek separate counsel in connection with this Agreement.

12.12.    Days. Any period of days mandated under this Agreement shall be determined by reference to calendar days, not business days, except that any payments, notices, or other performance falling due on a Saturday, Sunday, or federal government holiday shall be considered timely if paid, given, or performed on the next succeeding business day.

12.13.    Relationship to Investment Agreement. In the case of an Investor Member, this Agreement governs such Investor Member’s ownership of Investor Shares and the operation of the Company, while the Investment Agreement governs such Investor Member’s purchase of Investor Shares. In the event of a conflict between the two agreements, this Agreement shall control.

12.14.    Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to its subject matter and supersedes and replaces all prior agreements and understandings. Without limiting the preceding sentence, this Agreement replaces and supersedes the Original Agreement for all periods following its adoption.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

preREO LLC

By	/s/ Jorge Newbery
Jorge Newbery, Chief Executive Officer

AMERICAN HOMEOWNER
PRESERVATION 2015A+, LLC

By	/s/ Jorge Newbery
Jorge Newbery, Chief Executive Officer

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